                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                          Hooker Furniture Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                     [HOOKER FURNITURE CORPORATION LOGO(R)]

                                    HOOKER(R)
                           --------FURNITURE---------
                           Easy Elegance . Since 1924


                          Hooker Furniture Corporation
                         440 East Commonwealth Boulevard
                          Martinsville, Virginia 24112

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held March 28, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the "Company") will be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on Thursday, March 28, 2002, at 1:30 P.M., for the following purposes:

     (1) To elect ten directors to serve a one-year term on the Company's Board of Directors;

     (2) To ratify the selection of BDO Seidman, LLP as the independent public accountants for the Company for 2002; and

     (3) To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

     The shareholders of record of the Company's Common Stock at the close of business on February 15, 2002 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

     Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                           By Order of the Board of Directors,

                                                 /s/ Robert W. Sherwood
                                                   Robert W. Sherwood
                                                        Secretary

February 25, 2002

                          Hooker Furniture Corporation
                         440 East Commonwealth Boulevard
                          Martinsville, Virginia 24112

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 28, 2002

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, March 28, 2002, at 1:30 P.M., at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about February 25, 2002 to all holders of record on February 15, 2002 of the Company's common stock, no par value (the "Common Stock"). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

     The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone, telegram, or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

                                  VOTING RIGHTS

     On February 15, 2002 there were 7,279,340 shares of Common Stock outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

                              ELECTION OF DIRECTORS

     The Company proposes the reelection of Paul B. Toms, Jr., Douglas C. Williams, E. Larry Ryder, Henry P. Long, Jr., J. Clyde Hooker, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr. and L. Dudley Walker to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the nominees listed were previously elected directors by the shareholders. The Board of Directors of the Company presently consists of these 10 directors whose terms expire at the time of the 2002 Annual Meeting.

     The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

     Paul B. Toms, Jr., 47, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. Mr. Toms is the nephew of J. Clyde Hooker, Jr.

     Douglas C. Williams, 54, has been a Director since 1987. Mr. Williams has been President and Chief Operating Officer since December 2000. Mr. Williams was Executive Vice President-Manufacturing from December 1999 to December 2000, Senior Vice President-Manufacturing from 1987 to 1999, and Vice President-Manufacturing from 1986 to 1987. Prior to 1986, he held various positions in manufacturing management. Mr. Williams joined the Company in 1971.

     E. Larry Ryder, 54, has been a Director since 1987. Mr. Ryder has been Executive Vice President-Finance & Administration since December 2000, Assistant Treasurer since 1998, and Assistant Secretary since 1990. Mr. Ryder was Senior Vice President-Finance and Administration from December 1987 to December 2000, Treasurer from 1989 to 1998, and Vice President-Finance and Administration from 1983 to 1987. Prior to 1983, Mr. Ryder served in various financial management positions. Mr. Ryder joined the Company in 1977.

     Henry P. Long, Jr., 50, has been a Director since 1993. Mr. Long has been Senior Vice President-Merchandising and Design since 1994. Mr. Long was Vice President-Sales from 1987 to 1994. Prior to 1987, Mr. Long served in various sales management positions. Mr. Long joined the Company in 1983.

     J. Clyde Hooker, Jr., 81, has been a Director since 1947. In December 2000, Mr. Hooker retired from active service and was named Chairman Emeritus. Before that time, he served as Chairman of the Board beginning in 1987 and Chief Executive Officer beginning in 1966. Mr. Hooker also served as President and Chief Operating Officer from May 1999, upon the retirement of Mr. A. Frank Hooker, Jr., to December 1999. He was President from 1960 to 1987. Prior to 1960, Mr. Hooker held various positions in sales and marketing. Mr. Hooker joined the Company in 1946. He is the first cousin of A. Frank Hooker, Jr. and the uncle of Paul B. Toms, Jr. Mr. Hooker is a member of the Company's Compensation Committee.

     W. Christopher Beeler, Jr., 50, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is a director of Branch Banking and Trust Company of Virginia (a wholly-owned subsidiary of BB&T Corporation). Mr. Beeler is Chairman of the Company's Audit Committee and a member of the Compensation Committee.

     John L. Gregory, III, 54, has been a Director since 1988. He is a shareholder, officer, and director of the law firm of Young, Haskins, Mann, Gregory & Smith, P.C. Mr. Gregory is a member of the Company's Audit Committee and Compensation Committee.

     Irving M. Groves, Jr., 72, has been a Director since 1964. He is the retired Chief Executive Officer, President, and Chairman of Piedmont BankGroup (a predecessor to MainStreet Financial Corporation which was acquired by BB&T Corporation in 1999). Mr. Groves is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

     A. Frank Hooker, Jr., 72, has been a Director since 1958. He is the retired President and Chief Operating Officer of the Company. He served in those positions from 1987 until his retirement in May 1999. Mr. Hooker is the first cousin of J. Clyde Hooker, Jr. Mr. Hooker is a member of the Company's Compensation Committee.

     L. Dudley Walker, 71, has been a Director since 1995. He is the retired Chairman of the Board of VF Knitwear, Inc. (formerly Bassett-Walker, Inc.) a manufacturer of knitted fleecewear and T-shirts and a wholly-owned subsidiary of
V. F. Corporation. Mr. Walker is also the retired Chairman, President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is a member of the Company's Compensation Committee.

     The law firm of Young, Haskins, Mann, Gregory & Smith, P.C. (of which Mr. Gregory is a shareholder, officer and director) was utilized as counsel by the Company during the fiscal year ended November 30, 2001 and the Company expects to use the firm during the current fiscal year.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met four times during fiscal 2001. The Company has an Audit Committee and a Compensation Committee. The Audit Committee and the Compensation Committee each met once. Each incumbent director attended at least 75% of the total fiscal 2001 Board meetings and committee meetings held during the period that he was a member of the Board or such committees.

Compensation of Directors

     Non-employee directors receive an annual retainer fee of $2,000, $1,000 for each Board meeting attended, and $500 for each committee meeting attended. Effective January 1, 2001, employee directors receive no compensation for Board or committee meetings attended. For services as directors of the Company during fiscal 2001, Messrs. Beeler, Gregory, and Groves each received $7,000, A. Frank Hooker, Jr. received $6,500, Mr. Walker received $5,500 and J. Clyde Hooker, Jr. received $5,000. Each of the employee directors received $1,000 for services rendered during December 2000.

     Directors are paid no other compensation by the Company for the performance of their services as directors.

Audit Committee

     The Audit Committee, which presently consists of Messrs. Beeler (Chairman), Gregory, and Groves, recommends the appointment of a firm of independent public accountants to audit the Company's financial statements and reviews and approves the scope, purpose, and type of audit services to be performed by the external auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as Appendix A to the Company's proxy statement for the 2001 Annual Meeting and filed with the Securities and Exchange Commission on February 21, 2001. The Report of the Audit Committee is set forth below under "Report of the Audit Committee". Each member of the Audit Committee is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee held one meeting during fiscal 2001.

Compensation Committee

     The duties of the Compensation Committee, which presently includes Messrs. Groves (Chairman), Beeler, Gregory, A. Frank Hooker, Jr., J. Clyde Hooker, Jr. (beginning December 2001) and Walker, are to review and make determinations with regard to the employment arrangements and compensation for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President-Finance and Administration, and all Senior Vice Presidents. No member of the Compensation Committee may be a current employee of the Company. The Compensation Committee held one meeting in fiscal 2001.


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended November 30, 2001 with management including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee discussed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, the independent auditors' judgments as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Committee required by Independence Standard Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independent auditors' independence.

     The Committee met with the Company's independent auditors, with and without management present, and discussed the overall scope of their audit, the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2001 for filing with the Securities and Exchange Commission.

                                    W. Christopher Beeler, Jr., Chairman
                                    John L. Gregory, III
                                    Irving M. Groves, Jr.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth, for the fiscal years ended November 30, 2001, 2000 and 1999, the compensation for services in all capacities to the Company of those persons who at any time during the fiscal year ended November 30, 2001 served as the Company's Chief Executive Officer or at November 30, 2001 were the next four most highly compensated executive officers of the Company for the fiscal year ended November 30, 2001 (collectively, the "Named Executive Officers").

                                                          Annual Compensation
                                                       ------------------------       All Other
       Name and Principal Position             Year    Salary ($)(1)   Bonus($)   Compensation ($)(2)
       ---------------------------             ----    -------------   --------   -------------------
J. Clyde Hooker, Jr., Chairman Emeritus (3)    2001    $  18,000                  $   18,468
                                               2000      161,750       $ 104,001      24,773
                                               1999      154,001          98,671      26,507

Paul B. Toms, Jr., Chairman and Chief          2001      227,200          41,013      31,457
   Executive Officer                           2000      179,750         145,602      35,419
                                               1999      151,601         138,139      36,518

Douglas C. Williams, President and Chief       2001      227,200          41,013      16,187
   Operating Officer                           2000      179,750         145,602      19,053
                                               1999      170,200         138,139      19,777

E. Larry Ryder, Executive Vice President -     2001      181,960          32,810      20,249
   Finance and Administration                  2000      144,952         104,001      23,765
                                               1999      136,602          98,671      24,871

Henry P. Long, Jr., Senior Vice President -    2001      150,581          27,342      14,494
   Design and Merchandising                    2000      129,359         104,001      16,287
                                               1999      121,601          98,671      17,162

Raymond T. Harm, Senior Vice President -       2001      149,581          27,342      30,145
   Sales                                       2000      123,602         104,001      28,478
                                               1999       44,615          98,671

_____________
(1) Includes $5,000 for J. Clyde Hooker Jr. and $1,000 for each of Messrs. Toms, Williams, Ryder, and Long as compensation for services as a director. See "Meetings of the Board of Directors and Committees."
(2) All Other Compensation for 2001 for each Named Executive Officer includes the present value of the benefit to the executive officer of the Company's contribution toward premiums for split-dollar life insurance under a program offered to all officers and plant managers in the following amounts: Mr. Hooker, $13,462; Mr. Toms, $24,321; Mr. Williams, $9,051; Mr. Ryder, $13,113; Mr. Long, $7,358; and Mr. Harm, $24,895. The present value was calculated using the applicable federal rate in effect for November 2001. The Company is entitled to recover the premiums paid to the insurer on such split-dollar life policies and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy. All Other Compensation for 2001 also includes employer contributions to the Company's 401(k) Plan of $3,120 for Mr. Hooker and $5,250 for each of the other Named Executive Officers and to the ESOP of $1,886 for Messrs. Hooker, Toms, Williams, Ryder and Long.
(3) Mr. Hooker was elected Chairman Emeritus on December 19, 2000 and retired as Chairman and Chief Executive Officer effective December 31, 2000.

Salary Continuation Agreements

     Messrs. Toms, Williams, Ryder, Long and Harm have each entered into a salary continuation agreement under a plan maintained by the Company for certain management employees. Pursuant to these agreements each of these executive officers, or his beneficiary, will be entitled to receive ten annual payments of $40,000 upon the executive officer's retirement at age 60, death or disability. If the executive officer retires after attaining age 55 but before age 60, the annual payment will be reduced by 120/th/ for each full month remaining from the date of retirement until the executive officer's 60/th/ birthday. Benefits payable on account of the death of the executive officer commence immediately, while benefits payable on account of the disability of the executive officer will not commence until the date on which the executive officer reaches age 60.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Compensation Committee for the Company's fiscal year ended November 30, 2001 consisted of Messrs. Groves (Chairman), Beeler, Gregory, A. Frank Hooker, Jr., and Walker. A. Frank Hooker, Jr. was an officer of the Company until his retirement in May 1999.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Policy

     The Company's Executive Officer Compensation Program is administered by the Compensation Committee of the Board of Directors. The Committee is composed of non-employee directors. The Committee reports to the Board on all compensation matters regarding the Company's senior management.

     The overall objectives of the program are to attract and retain highly qualified executive talent, to motivate executives to achieve the goals inherent in the Company's business strategy, and to link executive compensation to individual performance as well as the financial performance of the Company.

     The primary elements of the program are base salary, annual bonus, salary continuation, and a life insurance program. While the elements of compensation described below are considered separately, the Committee takes into account all of these items of compensation as a whole in determining the appropriate levels of executive compensation.

Base Salaries and Bonus Opportunities

     Acting on the Committee's recommendation, the Board of Directors sets the base salaries and bonus opportunities for the Chief Executive Officer, and for other executive officers through the Senior Vice President level each year. In 2000, the Committee reviewed proposals for 2001 annual salary and bonus opportunities for the Chief Executive Officer and other senior officers, as prepared by management. The proposed bonus opportunity for each executive was based on the Company's pre-tax earnings exceeding a threshold of $5 million.

     In conducting its review of management's proposals, the Committee reviewed a furniture industry association report on executive compensation for 68 companies engaged in furniture manufacturing. The report analyzed industry cash compensation levels for executive positions identical to or similar to the positions held by the Company's senior executives. The report presented industry salary and total cash compensation by size of the reporting organizations. The Company's most direct competitors for executive talent are not necessarily identical to the companies included in a peer group established to compare shareholder returns. Thus, the peer group of companies in the furniture industry compensation report described above, which was utilized by the Compensation Committee, is not the same as the peer group index in the Performance Graph included in this Proxy Statement.

     After reviewing the compensation survey, the Committee analyzed projected bonuses and total cash compensation for the Chief Executive Officer and other senior executives based on projected levels of future Company earnings. The Committee compared total projected compensation for the Chief Executive Officer and the other senior executives, as well as the portion of total compensation consisting of bonuses, to the data contained in the furniture industry compensation report. The projected total compensation for the Company's senior executives generally fell in the top quartile of the companies who participated in the industry association compensation report. The Committee determined that these compensation levels were appropriate for a number of reasons. The Company has experienced significant growth in net sales and generally has achieved higher after-tax margins than most other furniture manufacturers in the recent years. Also, the Chief Executive Officer and the other senior executives successfully completed a tender offer for Company stock and had the Company's shares approved for quotation on the OTC Bulletin Board. Each of these initiatives provided additional liquidity for shareholders. In addition, senior management has helped the Company to continue to maintain a very good relationship with its employees as well as grow the customer base.

     The Committee also considered what percentage of total compensation attributable to bonus was appropriate for the Chief Executive Officer and the other senior executives. The Committee reviewed the industry association compensation report and noted that the reported bonus compensation for senior executive positions as a group was approximately 40% of total compensation. The Committee concluded that a 40% level for the Chief Executive Officer and the other executive officers was an appropriate percentage of total compensation to be tied to Company performance.

     The Committee also reviewed a projection prepared by the Company's ESOP consulting firm outlining the annual anticipated increase in ESOP benefits for the Chief Executive Officer and other senior executives as a result of the ESOP's recent acquisition of additional shares of Company stock. The Committee determined that the practice of paying the Chief Executive Officer and certain other senior officers compensation for their services as members of the Board of Directors should be discontinued because such compensation would duplicate the additional benefits that those executives could now receive under the Company's ESOP.

     As a result of the foregoing, the Committee recommended total compensation for the Chief Executive Officer and each of the other senior executives that placed them generally in the top quartile of the companies who participated in the industry association compensation report, with 40% of such total compensation being at risk through a bonus based on the Company's pre-tax profits. The Board of Directors approved the Committee's recommendation.

Salary Continuation

     The Company maintains a salary continuation program for certain employees of the Company, including the Chief Executive Officer and each of the other named executive officers. The program is designed to help retain executive talent and to provide additional retirement or disability benefits to supplement the benefits payable under the Company's tax-qualified retirement plans upon an executive's retirement.

     The program provides benefits in specified amounts to the executives upon retirement, death, or disability. Executives become entitled to receive the full amount of benefits available under the plan upon attainment of age 60, and a reduced level of benefits upon attainment of age 55. Benefits are also payable in connection with an executive's death or disability. Benefits payable on account of the death of the executive officer commence immediately, while benefits payable on account of the disability of the executive officer will not commence until the date on which the executive officer reaches age 60.

Life Insurance Program

     The Company provides senior executives with life insurance benefits during their working life and paid up insurance at their retirement. The Company is entitled to recover premiums paid to the insurer on such insurance and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy. The Committee believes that the life insurance program is helpful in retaining key executive talent.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting compensation of over $1 million that is paid in any taxable year to the Company's Chief Executive Officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. Current compensation levels for each of the Company's executive officers are below this threshold. In the future, the Board of Directors may approve compensation that would not be fully deductible under Section 162(m) if, in the Board of Director's judgment, after considering the additional costs of not qualifying for full deduction, such compensation is appropriate.

                                     Irving M. Groves, Jr., Chairman
                                     W. Christopher Beeler, Jr.
                                     John L. Gregory, III
                                     A. Frank Hooker, Jr.
                                     L. Dudley Walker

                                PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Russell 2000(R) Index, and an industry index, the Wood Household Furniture Index, for the period from April 5, 1999, the date the Company's Common Stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, to November 30, 2001.



                   Comparison of Cumulative Total Return (1)
[Hooker Furniture Corporation--2001 Proxy Statement Performance Graph Data Points]
                                      4/5/1999  11/30/1999  11/30/200 11/30/2001
Hooker Furniture (2)                    100.00     93.78      64.77      63.83
Wood Household Furniture Index (3)      100.00    105.20      85.84     123.00
Russell 2000(R) Index (4)               100.00    114.15     111.98     115.70


(1) The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company's Common Stock or the specified index, including reinvestment of dividends.
(2) Beginning April 11, 2001, the Company's Common Stock has been quoted on the Over-the-Counter Bulletin Board under the symbol "HOFT". Before that date the Common Stock was not listed for trading on any securities exchange or on Nasdaq or on any other inter-dealer quotation system of a registered national securities association. The cumulative total return for the Company's Common Stock is based upon stock price information provided by the National Association of Securities Dealers, Inc. as reported to it by its member firms. That stock price information represents transactions in the Company's Common Stock in the "over-the-counter" market during the periods indicated.
(3) SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At January 15, 2002, Media General reported that the Wood Household Furniture Index consisted of:
     Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Keller Manufacturing and Stanley Furniture Company, Inc.
(4) The Russell 2000(R) Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 15, 2002 by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

                                                                         Percent
                                                 Amount and Nature Of       Of
             Name                                Beneficial Ownership     Class
             ----                                --------------------     -----
Hooker Furniture Corporation Employee
   Stock Ownership Plan Trust (1)...............   2,314,945 (1)(2)      31.8%
J. Clyde Hooker, Jr. (3)........................   1,165,063 (4)         16.0%
Paul B. Toms, Jr. (3)...........................     460,118 (5)          6.3%
A. Frank Hooker, Jr. (3)........................     250,800 (6)          3.4%
W. Christopher Beeler, Jr. (3)..................      39,900 (7)         *
Irving M. Groves, Jr. (3).......................      29,796 (8)         *
Douglas C. Williams (3).........................      12,992 (9)         *
L. Dudley Walker (3)............................      10,000             *
E. Larry Ryder (3)..............................       9,420 (10)        *
Henry P. Long, Jr. (3)..........................       6,853 (11)        *
John L. Gregory, III (3)........................         800             *
Raymond T. Harm (3).............................           -             -
All directors and executive officers
   as a group (12 persons)......................   1,987,084 (12)        27.3 %

* Less than one percent.

(1) The principal business address for U.S. Trust Company, National Association, the trustee (the "ESOP Trustee") of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust, is 515 S. Flower Street #2800, Los Angeles, CA 90071.
(2) Shares reported as owned by the ESOP Trust include 20,980 shares that are also reported as beneficially owned by the executive officers. The ESOP Trustee has dispositive power with respect to shares owned by the ESOP Trust. The ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. During fiscal 2001 that committee consisted of the following officers of the Company: Paul B. Toms, Jr., E. Larry Ryder and Jack R. Palmer (Vice President-Human Resources). The ESOP Trustee has sole voting power with respect to 1,663,406 shares held by the ESOP Trust, which have not been allocated to plan participants. Shares allocated to plan participants' accounts are voted by the ESOP Trustee in accordance with the direction of the participants, unless no directions are received.
(3) The business address for these persons is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.
(4) J. Clyde Hooker, Jr. has sole voting and dispositive power with respect to 1,009,607 shares and shared voting and dispositive power with respect to 155,456 shares. On May 23, 2001, Mr. Hooker's sister, Mabel H. Toms, passed away. Before that date, Mr. Hooker and Mrs. Toms shared voting and dispositive power with respect to 491,022 shares held in various family trusts. As a result of Mrs. Toms's passing, Mr. Hooker now holds sole voting and dispositive power regarding those shares pursuant to the terms of those trusts. Shares beneficially owned by Mr. Hooker do not include 224,068 shares beneficially owned by members of his family; Mr. Hooker disclaims beneficial ownership of those shares.
(5) Mr. Toms has sole voting and dispositive power with respect to 38,759 shares and shared voting and dispositive power with respect to 417,648 shares. On May 23, 2001, Mr. Toms's mother, Mabel H. Toms, passed away. Prior to Mrs. Toms's passing, Mr. Toms held a power of attorney that enabled him to exercise shared voting and dispositive power with respect to 504,417 shares that were held in various family trusts (the "Family Trust Shares"). J. Clyde Hooker, Jr., Mr. Toms's uncle and Mrs. Toms's brother, also had shared voting and dispositive power with respect to 491,022 of the Family Trust Shares pursuant to the terms of the trusts. Because of Mrs. Toms's passing, Mr. Toms no longer has voting and dispositive power with respect to the Family Trust Shares and J. Clyde Hooker, Jr. now has sole voting and dispositive power with respect to 491,022 of the Family Trust Shares (see note (4) above). Mr. Toms also has sole voting power with respect to 3,711 shares held by the ESOP. Shares beneficially owned by Mr. Toms do not include 4,518 shares beneficially owned by certain members of his family; Mr. Toms disclaims beneficial ownership of those shares. Mr. Toms may be deemed to share dispositive power with respect to the shares held by the ESOP (see note (2) above).

(6) A. Frank Hooker, Jr. has sole voting and dispositive power with respect to 234,800 shares and shared voting power with respect to 16,000 shares.
(7) Mr. Beeler has sole voting and dispositive power with respect to 2,400 shares and shared voting and dispositive power with respect to 37,500 shares.
(8) Mr. Groves has sole voting and dispositive power with respect to 29,196 shares and shared voting and dispositive power with respect to 600 shares. Shares beneficially owned by Mr. Groves do not include 12,200 shares beneficially owned by his wife; Mr. Groves disclaims beneficial ownership of such shares.
(9) Includes 7,216 shares held by the ESOP, with respect to which Mr. Williams has sole voting power, and 200 shares beneficially owned by members of his family.
(10) Includes 5,670 shares held by the ESOP, with respect to which Mr. Ryder has sole voting power. Mr. Ryder may also be deemed to share dispositive power with respect to the shares held by the ESOP (see note (2) above).
(11) Mr. Long has sole voting and dispositive power with respect to 2,056 shares and shared voting and dispositive power with respect to 881 shares. Mr. Long also has sole voting power with respect to 3,916 shares held by the ESOP.
(12) Paul B. Toms, Jr. and E. Larry Ryder, each of whom is an executive officer and a director, may be deemed to share dispositive power with respect to the shares held by the ESOP (see note (2) above).

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of BDO Seidman, LLP as independent public accountants for the Company for 2002, subject to ratification by the shareholders. Action by shareholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the shareholders an opportunity to ratify the Board's selection. If the shareholders do not ratify the selection of BDO Seidman, LLP, the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of BDO Seidman, LLP, as independent public accountants for 2002.

     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Billed to Company by BDO Seidman LLP

     Audit Fees. Fees billed to the Company by BDO Seidman, LLP for the audit of the Company's annual financial statements for the fiscal year ended November 30, 2001 and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during that fiscal year totaled $89,000.

     Financial Information Systems Design and Implementation Fees. The Company did not engage BDO Seidman, LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended November 30, 2001.

     All Other Fees. Fees billed to the Company by BDO Seidman, LLP for all other non-audit services rendered to the Company during the Company's fiscal year ended November 30, 2001, including tax related services, totaled $45,000.

                                 OTHER BUSINESS

     Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

                             ADDITIONAL INFORMATION

     Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

     The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of such matter.

     Shareholder Proposals for 2003 Annual Meeting. Any shareholder desiring to present a proposal to the shareholders at the 2003 Annual Meeting and who desires that the proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit the proposal to the Secretary of the Company so that it is received at the Company's principal executive offices on or before October 28, 2002. All proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to shareholder proposals that are not included in the proxy statement for the 2003 Annual Meeting, the persons named in the proxy solicited by the Company's Board of Directors for the 2003 Annual Meeting will be entitled to exercise the discretionary voting power conferred by that proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals received by the Company after January 11, 2003.

                                             By Order of the Board of Directors,

                                                  /s/ Robert W. Sherwood
                                                     Robert W. Sherwood
                                                          Secretary

February 25, 2002

REVOCABLE PROXY
                         HOOKER FURNITURE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       For the Annual Meeting of Shareholders called for March 28, 2002

     The undersigned hereby appoints Paul B. Toms, Jr. and Douglas C. Williams, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia on March 28, 2002 at 1:30 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1)  Election of Directors
     [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY to vote for all
         (except as indicated otherwise       nominees listed below
         below)

     NOMINEES: Paul B. Toms, Jr., Douglas C. Williams, E. Larry Ryder, Henry P.
               Long, Jr., J. Clyde Hooker, Jr., W. Christopher Beeler Jr., John
               L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr., L. Dudley Walker

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

                ______________________________________________

(2) Ratification of the selection of BDO Seidman LLP, as independent public accountants of the Company for 2002.

               [_] FOR                  [_] AGAINST             [_] ABSTAIN

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

     All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on March 28, 2002, receipt of which is hereby acknowledged.

                         (Continued and to be dated and signed on reverse side)

                         (continued from reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                              Please date this Proxy Card and
                                              sign your name exactly as it
                                              appears hereon. Where there is
                                              more than one owner, each should
                                              sign. When signing as an
                                              attorney, administrator,
                                              executor, guardian or trustee,
                                              please add your title as such. If
                                              executed by a corporation, this
                                              Proxy Card should be signed by a
                                              duly authorized officer. If
                                              executed by a partnership, please
                                              sign in partnership name by
                                              authorized persons.

                                              Dated _____________, 2002

                                              _________________________________

                                              _________________________________

                                              Please promptly mark, sign, date
                                              and mail this Proxy Card in the
                                              enclosed envelope. No postage is
                                              required.